EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Rose Rock Midstream GP, LLC, as General Partner of Rose Rock Midstream, L.P., and the Partners of Rose Rock Midstream, L.P.:

We hereby consent to the incorporation by reference in the Registration Statements of Rose Rock Midstream, L.P. on Form S-8 (File No. 333-178923, effective January 6, 2012) and Form S-3 (File No. 333-186469, effective February 13, 2013) of our reports dated March 1, 2013, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Rose Rock Midstream, L.P., which appear in this Form 10-K for the year ended December 31, 2012.

/s/ BDO USA, LLP
BDO USA, LLP
Dallas, Texas
March 1, 2013